Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. January 6, 2016.

GS Finance Corp. $ Underlier-Linked Relative Performance Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (expected to be January 25, 2017) is based on the performance of five underliers: (1) a basket of four sector underliers (the Health Care Select Sector Index, the Technology Select Sector Index, the Consumer Discretionary Select Sector Index and the SPDR® S&P Bank ETF) and (2) the S&P 500® Index. The initial underlier level for each underlier will be determined on the trade date (expected to be January 8, 2016). The final underlier level for each underlier is the arithmetic average of the closing levels of such underlier on each of the averaging dates in 2017 (expected to be January 13, 17, 18, 19 and 20). The underlier return of each underlier will be the percentage increase or decrease in its final underlier level from its initial underlier level.  The basket performance will equal the arithmetic average of the underlier returns for the four sector underliers, and the S&P 500 performance will equal the underlier return of the S&P 500® Index.

If the basket performance and the S&P 500 performance are both positive, the note performance will equal the basket performance. In this case, the return on your notes will be positive.

If the basket performance is positive, but the S&P 500 performance is negative, the note performance will equal the basket performance plus the S&P 500 performance (e.g., if the basket performance is +10% and the S&P 500 performance is -20%, the note performance will equal -10%). The return on your notes will be negative in the event that the S&P 500 performance declines by more than the increase in the basket performance.

If the basket performance and the S&P 500 performance are both negative, the note performance will equal the S&P 500 performance. In this case, you could lose a substantial portion of your investment in the notes.

If the basket performance is negative, but the S&P 500 performance is positive, the note performance will equal zero and you will receive the principal amount of your notes at maturity.

At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to $1,000 times the sum of (i) one plus (ii) the note performance.

A decline in one sector underlier may offset increases in the other three sector underliers and a decline in the S&P 500® Index may offset a positive basket performance. You will not participate in any increase in the S&P 500® Index. In addition, the return on your notes is linked, in part, to the performance of an ETF, and not to the S&P Banks Select Industry Index on which the ETF is based. The performance of the ETF may significantly diverge from that of the underlying index. See page S-22.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-14.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $960 and $990 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be January 13, 2016	Original issue price:	100.00% of the face amount*
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

*Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of      % of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.	JPMorgan
Placement Agent

Prospectus Supplement No.           dated         , 2016.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $960 and $990 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $     per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through                      .

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-25. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.” our parent company, refer only to The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries or affiliates, and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, as supplemented by the accompanying prospectus supplement, dated December 22, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc. for Medium-Term Notes, Series E. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the above-referenced accompanying prospectus supplement for Medium-Term Notes, Series E.

Key Terms

Issuer:  GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Sector underliers:  the Health Care Select Sector Index (Bloomberg symbol, “IXV Index”); the Technology Select Sector Index (Bloomberg symbol, “IXT Index”); the Consumer Discretionary Select Sector Index (Bloomberg symbol, “IXY Index”); and the SPDR® S&P Bank ETF (Bloomberg symbol, “KBE UP Equity”)

Underlying index of the SPDR® S&P Bank ETF: the S&P Banks Select Industry Index

S&P 500® Index:  the S&P 500® Index (Bloomberg symbol, “SPX Index”)

Underliers:  the sector underliers and the S&P 500® Index, collectively (see “The Underliers” on page S-35)

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount of $1,000; $            in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $10,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-17 of this prospectus supplement

Supplemental discussion of federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underliers, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-51 below. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.

Cash settlement amount: for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

$1,000 times the sum of (i) one plus (ii) the note performance

Note performance:

•                  If the basket performance is positive and the underlier return of the S&P 500® Index is positive or zero, the note performance will equal the basket performance.  In this case, the return on your notes will be positive.

•                  If the basket performance is positive, but the underlier return of the S&P 500® Index is negative, the note performance will equal the basket performance plus the underlier return of the S&P 500® Index.  In this case, the return on your notes could be positive or negative, and will be negative in the event that the decline in the performance of the S&P 500® Index is greater than the basket performance.

•                  If the basket performance is zero or negative and the underlier return of the S&P 500® Index is negative, the note performance will equal the underlier return of the S&P 500® Index. In this case, the return on your notes will be negative and you could lose a substantial portion of your investment in the notes.

•                  If the basket performance is zero or negative, but the underlier return of the S&P 500® Index is positive, the note performance will equal zero.  In this case, the return on your notes will be zero.

•                  If the basket performance is zero or negative and the underlier return of the S&P 500® Index is zero, the note performance will equal zero. In this case, the return on your notes will be zero.

Basket performance: the arithmetic average of the underlier returns for the four sector underliers

Underlier return:  with respect to any underlier, the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Initial underlier level for the Health Care Select Sector Index (to be set on the trade date):

Initial underlier level for the Technology Select Sector Index (to be set on the trade date):

Initial underlier level for the Consumer Discretionary Select Sector Index (to be set on the trade date):

Initial underlier level for the SPDR® S&P Bank ETF (to be set on the trade date):

Initial underlier level for the S&P 500® Index (to be set on the trade date):

Final underlier level:  with respect to any underlier, the arithmetic average of the closing levels of such underlier on each of the averaging dates, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-27 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlier” on page S-28 and, with respect to the SPDR® S&P Bank ETF, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Anti-dilution Adjustments” on page S-29

Trade date: expected to be January 8, 2016

Original issue date (settlement date) (to be set on the trade date):  expected to be January 13, 2016

Stated maturity date (to be set on the trade date):  expected to be January 25, 2017, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-27

Averaging dates (to be set on the trade date):  expected to be January 13, 2017, January 17, 2017, January 18, 2017, January 19, 2017 and January 20, 2017, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Averaging Dates” on page S-27

Determination date (to be set on the trade date):  the last averaging date, expected to be January 20, 2017, subject to adjustment “Specific Terms of Your Notes —Payment of Principal on Stated Maturity Date — Averaging Dates” on page S-27

No interest:  the offered notes will not bear interest

Defeasance:  not applicable

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:  the offered notes will not be subject to redemption right or price dependent redemption right

Closing level:  as described under “Specific Terms of Your Notes — Special Calculation Provisions— Closing Level” on page S-30

Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-30

Trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-30

Calculation agent:  Goldman, Sachs & Co. (“GS&Co.”)

CUSIP no.:  40054CAX2

ISIN no.:  US40054CAX20

Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-34

ERISA:  as described under “Employee Retirement Income Security Act” on page S-55

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Additional Terms Specific to Your Notes

You should read this prospectus supplement together with the prospectus dated December 22, 2015 and the prospectus supplement dated December 22, 2015. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated December 22, 2015:

http://www.sec.gov/Archives/edgar/data/886982/000119312515410922/d105600d424b2.htm

Prospectus supplement dated December 22, 2015:

http://www.sec.gov/Archives/edgar/data/886982/000119312515410934/d66002d424b2.htm

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the underliers on the averaging dates could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels for each underlier that are entirely hypothetical; no one can predict what the level of any underlier will be on any day throughout the life of your notes, and no one can predict what the closing level of any underlier will be on any averaging date.  The underliers have been highly volatile in the past — meaning that the levels of the underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-14 of this prospectus supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000

Neither a market disruption event nor a non-trading day occurs with respect to any underlier on any averaging date

No change in or affecting (i) any of the underlier stocks, (ii) the methods by which any underlier sponsor calculates the Health Care Select Sector Index, the Technology Select Sector Index, the Consumer Discretionary Select Sector Index, the S&P 500® Index or the underlying index or (iii) the policies of the underlier investment advisor of the SPDR® S&P Bank ETF

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier levels for the underliers.  Such levels will serve as the baselines for determining the note performance and the amount, if any, that we will pay on your notes at maturity. We will not do so until the trade date.  As a result, the actual initial underlier levels for the underliers may differ substantially from their respective levels prior to the trade date. They may also differ substantially from their respective levels at the time you purchase your notes.

For these reasons, the actual performance of the underliers over the life of your notes, as well as the amount payable at maturity, if any, may bear little or no relation to the hypothetical examples shown below or to the historical levels of each underlier shown elsewhere in this prospectus supplement.  For information about the historical levels of each underlier during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page S-47.  Before investing in the offered notes, you should consult publicly available information to determine the level of the underliers between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underliers.

In the following table, the black highlighted horizontal row indicates a range of hypothetical basket performances from -100.00% to 100.00%.  The grey highlighted vertical column indicates a range of hypothetical underlier returns of the S&P 500® Index from -100.00% to 100.00%.  Each entry outside of the highlighted row and column indicates a hypothetical cash settlement amount (expressed as a percentage of the face amount) for the given combination of a hypothetical basket performance and a hypothetical underlier return of the S&P 500® Index, calculated based on the key terms and assumptions above.  Thus, a hypothetical cash settlement amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical basket performance and hypothetical underlier return of the S&P 500® Index. If the basket performance is positive, the return on your notes will be negative if the decline in the performance of the S&P 500® Index is greater than the basket performance.  Further, if the basket performance is zero or negative and the underlier return of the S&P 500® Index is negative, you may lose a substantial portion of your investment in the notes.

Underlier Return of the S&P 500® Index*
100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	101.00%	105.00%	110.00%	115.00%	120.00%	125.00%	150.00%	200.00%
100.00%	100.00%	100.00%	100.00%	100.00%	50.00%	100.00%	101.00%	105.00%	110.00%	115.00%	120.00%	125.00%	150.00%	200.00%
100.00%	100.00%	100.00%	100.00%	100.00%	25.00%	100.00%	101.00%	105.00%	110.00%	115.00%	120.00%	125.00%	150.00%	200.00%
100.00%	100.00%	100.00%	100.00%	100.00%	10.00%	100.00%	101.00%	105.00%	110.00%	115.00%	120.00%	125.00%	150.00%	200.00%
100.00%	100.00%	100.00%	100.00%	100.00%	1.00%	100.00%	101.00%	105.00%	110.00%	115.00%	120.00%	125.00%	150.00%	200.00%
-100.00%	-50.00%	-25.00%	-10.00%	-1.00%	%	0.00%	1.00%	5.00%	10.00%	15.00%	20.00%	25.00%	50.00%	100.00%
100.00%	100.00%	100.00%	100.00%	100.00%	0.00%	100.00%	101.00%	105.00%	110.00%	115.00%	120.00%	125.00%	150.00%	200.00%
99.00%	99.00%	99.00%	99.00%	99.00%	-1.00%	99.00%	100.00%	104.00%	109.00%	114.00%	119.00%	124.00%	149.00%	199.00%
95.00%	95.00%	95.00%	95.00%	95.00%	-5.00%	95.00%	96.00%	100.00%	105.00%	110.00%	115.00%	120.00%	145.00%	195.00%
90.00%	90.00%	90.00%	90.00%	90.00%	-10.00%	90.00%	91.00%	95.00%	100.00%	105.00%	110.00%	115.00%	140.00%	190.00%
85.00%	85.00%	85.00%	85.00%	85.00%	-15.00%	85.00%	86.00%	90.00%	95.00%	100.00%	105.00%	110.00%	135.00%	185.00%
80.00%	80.00%	80.00%	80.00%	80.00%	-20.00%	80.00%	81.00%	85.00%	90.00%	95.00%	100.00%	105.00%	130.00%	180.00%
75.00%	75.00%	75.00%	75.00%	75.00%	-25.00%	75.00%	76.00%	80.00%	85.00%	90.00%	95.00%	100.00%	125.00%	175.00%
50.00%	50.00%	50.00%	50.00%	50.00%	-50.00%	50.00%	51.00%	55.00%	60.00%	65.00%	70.00%	75.00%	100.00%	150.00%
25.00%	25.00%	25.00%	25.00%	25.00%	-75.00%	25.00%	26.00%	30.00%	35.00%	40.00%	45.00%	50.00%	75.00%	125.00%
0.00%	0.00%	0.00%	0.00%	0.00%	-100.00%	0.00%	1.00%	5.00%	10.00%	15.00%	20.00%	25.00%	50.00%	100.00%

* The basket performance will equal the arithmetic average of the underlier returns for the four sector underliers.  The underlier return of the S&P 500® Index will equal the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage.

If, for example, the basket performance were determined to be -10.00% and the underlier return of the S&P 500® Index were determined to be -10.00%, the cash settlement amount that we would deliver on your notes at maturity would be 90.00% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 10.00% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the basket performance were determined to be 1.00% and the underlier return of the S&P 500® Index were determined to be -10.00%, the cash settlement amount that we would deliver on your notes at maturity would be 91.00% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 9.00% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  Alternatively, if the basket performance were determined to be -10.00% and the underlier return of the S&P 500® Index were determined to be 50.00%, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.00% of the face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any positive underlier return of the S&P 500® Index.

The following scenarios and examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final underlier levels of the underliers, calculated based on the key terms and assumptions above.  The note performance will be based, in part, on the basket performance and the underlier return of the S&P 500® Index.  The basket performance represents the arithmetic average of the underlier returns for the four sector underliers.  For any underlier, the underlier return is the percentage change from the applicable initial underlier level to the applicable final underlier level.  The numbers below have been rounded for ease of analysis.

Scenario 1.  The hypothetical basket performance is positive and the hypothetical underlier return of the S&P 500® Index is positive.  In this case, the return on your notes will be positive but you will not participate in any increase in the level of the S&P 500® Index.

Sector Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
Health Care Select Sector Index	720.00	756.00	5.00%
Technology Select Sector Index	430.00	473.00	10.00%
Consumer Discretionary Select Sector Index	790.00	908.50	15.00%
SPDR® S&P Bank ETF	30.00	36.00	20.00%
		Hypothetical Basket Performance	12.50%

	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
S&P 500® Index	2,000.00	3,000.00	50.00%

In this scenario, the hypothetical final underlier level for each underlier increased from its respective hypothetical initial underlier level.  Because the hypothetical basket performance is positive and the hypothetical underlier return of the S&P 500® Index is positive or zero, the note performance will equal the basket performance of 12.50%.

In this case, the return on your notes will be positive. In addition, you will not participate in any increase in the level of the S&P 500® Index.

Scenario 2.  The hypothetical basket performance is positive, but the hypothetical underlier return of the S&P 500® Index is negative.  In this case, the return on your notes could be positive or negative, but will be negative in the event that the decline in the performance of the S&P 500® Index is greater than the basket performance.

Example 1:

Sector Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
Health Care Select Sector Index	720.00	756.00	5.00%
Technology Select Sector Index	430.00	473.00	10.00%
Consumer Discretionary Select Sector Index	790.00	908.50	15.00%
SPDR® S&P Bank ETF	30.00	36.00	20.00%
		Hypothetical Basket Performance	12.50%

	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
S&P 500® Index	2,000.00	1,800.00	-10.00%

In this example, the hypothetical final underlier level for each sector underlier increased from its respective hypothetical initial underlier level.  However, the hypothetical final underlier level for the S&P 500® Index decreased from its hypothetical initial underlier level.  Because the hypothetical basket performance is positive and the hypothetical underlier return of the S&P 500® Index is negative, the note performance will equal the basket performance plus the underlier return of the S&P 500® Index, calculated as follows:

basket performance: 12.50%

note performance: 12.50% + -10.00% = 2.50%

As a result, the hypothetical cash settlement amount will equal:

$1,000 × (1 + 2.50%) = $1,025.00

In this case, the return on your notes will be positive because the decline in the performance of the S&P 500® Index is less than the basket performance.

Example 2:

Sector Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
Health Care Select Sector Index	720.00	756.00	5.00%
Technology Select Sector Index	430.00	473.00	10.00%
Consumer Discretionary Select Sector Index	790.00	908.50	15.00%
SPDR® S&P Bank ETF	30.00	36.00	20.00%
		Hypothetical Basket Performance	12.50%

	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
S&P 500® Index	2,000.00	1,400.00	-30.00%

In this example, the hypothetical final underlier level for each sector underlier increased from its respective hypothetical initial underlier level.  However, the hypothetical final underlier level for the S&P 500® Index decreased from its hypothetical initial underlier level.  Because the hypothetical basket performance is positive and the hypothetical underlier return of the S&P 500® Index is negative, the note performance will equal the basket performance plus the underlier return of the S&P 500® Index, calculated as follows:

basket performance: 12.50%

note performance: 12.50% + -30.00% = -17.50%

As a result, the hypothetical cash settlement amount will equal:

$1,000 × (1 + -17.50%) = $825.00

In this case, the return on your notes will be negative because the decline in the performance of the S&P 500® Index is greater than the basket performance.

Scenario 3.  The hypothetical basket performance is negative and the hypothetical underlier return of the S&P 500® Index is negative.  In this case, the return on your notes will be negative and you could lose your entire investment in the notes.

Sector Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
Health Care Select Sector Index	720.00	936.00	30.00%
Technology Select Sector Index	430.00	344.00	-20.00%
Consumer Discretionary Select Sector Index	790.00	632.00	-20.00%
SPDR® S&P Bank ETF	30.00	21.00	-30.00%
		Hypothetical Basket Performance	-10.00%

	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
S&P 500® Index	2,000.00	1,400.00	-30.00%

In this scenario, the hypothetical final underlier level for one sector underlier increased from its hypothetical initial underlier level, while the hypothetical final underlier levels for three of the sector underliers decreased from their respective hypothetical initial underlier levels.  In addition, the hypothetical final underlier level for the S&P 500® Index decreased from its hypothetical initial underlier level.  Because both the hypothetical basket performance and the hypothetical underlier return of the S&P 500® Index are negative, the note performance will equal the underlier return of the S&P 500® Index, calculated as follows:

basket performance: -10.00%

note performance: -30.00%

As a result, the hypothetical cash settlement amount will equal:

$1,000 × (1 + -30.00%) = $700.00

In this scenario, the return on your notes will be negative and you could lose your entire investment in the notes.

Scenario 4.  The hypothetical basket performance negative, but the hypothetical underlier return of the S&P 500® Index is positive.  In this case, the return on your notes will be zero.

Sector Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
Health Care Select Sector Index	720.00	648.00	-10.00%
Technology Select Sector Index	430.00	344.00	-20.00%
Consumer Discretionary Select Sector Index	790.00	711.00	-10.00%
SPDR® S&P Bank ETF	30.00	24.00	-20.00%
		Hypothetical Basket Performance	-15.00%

	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Hypothetical Underlier Return
S&P 500® Index	2,000.00	3,000.00	50.00%

In this scenario, the hypothetical final underlier level for each sector underlier decreased from its respective hypothetical initial underlier level.  However, the hypothetical final underlier level for the S&P 500® Index increased from its hypothetical initial underlier level.  Although the hypothetical underlier return of the S&P 500® Index is positive, the note performance will equal zero and you will not participate in any increase in the level of the S&P 500® Index.  The hypothetical cash settlement amount will equal the face amount of your notes.

Hypothetical Averaging Date Scenarios

The examples below demonstrate how changes in the hypothetical closing levels of the underliers on the averaging dates may affect their respective final underlier levels and, consequently, the cash settlement amount that you will receive on the stated maturity date for each $1,000 face amount of your notes, based on the assumptions noted herein.  The examples below illustrate the hypothetical closing levels of an underlier for each of the averaging dates.  The hypothetical underlier returns below are rounded to the nearest one-hundredth of a percent.

Scenario 1

Hypothetical Initial Underlier Level	100
Hypothetical Closing Level, 1st Averaging Date	80
Hypothetical Closing Level, 2nd Averaging Date	70
Hypothetical Closing Level, 3rd Averaging Date	100
Hypothetical Closing Level, 4th Averaging Date	101
Hypothetical Closing Level, 5th Averaging Date	130
Hypothetical Final Underlier Level	96.20
Hypothetical Underlier Return	-3.80%

In the first scenario, the hypothetical closing level of the underlier is lower than the hypothetical initial underlier level on each of the first two averaging dates and returns to the hypothetical initial underlier level on the third averaging date.  The hypothetical closing level of the underlier then is greater than the hypothetical initial underlier level on each subsequent averaging date, eventually reaching a level on the final averaging date that is 30.00% higher than the hypothetical initial underlier level.  However, due to the decrease in the hypothetical closing level of the underlier relative to the hypothetical initial underlier level on each of the first two averaging dates, the final underlier level, which is the arithmetic average (as determined by the calculation agent) of the closing levels of the underlier on each of the averaging dates, is lower than the hypothetical initial underlier level.

Scenario 2

Hypothetical Initial Underlier Level	100
Hypothetical Closing Level, 1st Averaging Date	100
Hypothetical Closing Level, 2nd Averaging Date	120
Hypothetical Closing Level, 3rd Averaging Date	80
Hypothetical Closing Level, 4th Averaging Date	120
Hypothetical Closing Level, 5th Averaging Date	80
Hypothetical Final Underlier Level	100.00
Hypothetical Underlier Return	0.00%

In the second scenario, the hypothetical closing level of the underlier fluctuates dramatically after the first averaging date from one averaging date to the next averaging date.  The increases in the hypothetical closing level of the underlier on some of the averaging dates are offset by decreases in the hypothetical closing level of the underlier on the other averaging dates.  As a result, the hypothetical final underlier level is equal to the hypothetical initial underlier level.

Scenario 3

Hypothetical Initial Underlier Level	100
Hypothetical Closing Level, 1st Averaging Date	105
Hypothetical Closing Level, 2nd Averaging Date	110
Hypothetical Closing Level, 3rd Averaging Date	115
Hypothetical Closing Level, 4th Averaging Date	120
Hypothetical Closing Level, 5th Averaging Date	75
Hypothetical Final Underlier Level	105.00
Hypothetical Underlier Return	5.00%

In the third scenario, the hypothetical closing level of the underlier increases on the first four averaging dates, but decreases to a level that is 25.00% lower than the hypothetical initial underlier level on the last averaging date. Even though the hypothetical closing level of the underlier steadily increases over most averaging dates, the dramatic decrease in the hypothetical closing level of the underlier on one averaging date has a large impact on the hypothetical final underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the underliers that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated

maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-16.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final underlier levels for the underliers, nor can we predict the relationship between the level of each sector underlier, the level of the S&P 500® Index and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date, if any, and the rate of return on the offered notes will depend on the initial underlier level of each underlier, which we will set on the trade date, and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date, if any, may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, dated December 22, 2015, and in the accompanying prospectus supplement, dated December 22, 2015. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated December 22, 2015, as supplemented by the accompanying prospectus supplement, dated December 22, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Cash Settlement Amount on Your Notes Is Linked to the Closing Levels of the Underliers on Five Averaging Dates

The final underlier level for each underlier will equal the arithmetic average of the closing levels of such underlier on each of the five averaging dates (each of which is subject to postponement in the case of market disruption events or non-trading days), and therefore not the simple performance of the underliers over the life of your notes.  For example, if the closing level of one or more of the underliers dramatically increased on the last averaging date (in other words, the determination date), the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked only to the closing levels of the underliers on that last averaging date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the note performance which, in turn, is based on the basket performance and the underlier return of the S&P 500® Index.  The basket performance is the arithmetic average of the underlier returns for the four sector underliers.  The underlier return of each sector underlier, and the underlier return of the S&P 500® Index, represents the percentage change in the applicable underlier from its initial underlier level to its final underlier level.  If the basket performance is zero or negative and the underlier return of the S&P 500® Index is negative, the return on your notes will be based solely on the negative underlier return of the S&P 500® Index and the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes.  Thus, if the basket performance is zero or negative and the underlier return of the S&P 500® Index is negative, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

A Negative Underlier Return of the S&P 500® Index Will Reduce Your Payment at Maturity on the Notes

The cash settlement amount payable on the stated maturity date will be based, in part, on the underlier return of the S&P 500® Index, provided that you will not participate in any positive underlier return of the S&P 500® Index.  If the level of the S&P 500® Index decreases from its initial underlier level to its final underlier level, the amount you would receive at maturity may be less than if your notes were linked only to the underlier returns of the sector underliers.  Even if the levels of the sector underliers increase from their respective initial underlier levels to their final underlier levels, resulting in a positive basket performance, if such increase is not enough to offset a negative underlier return of the S&P 500® Index, your cash settlement amount will be less than the face amount of the notes.

You Will Not Participate in Any Increase in the Level of the S&P 500® Index

The cash settlement amount for your notes is based, in part, on the underlier return of the S&P 500® Index.  However, if the underlier return of the S&P 500® Index is positive, the note performance will not get the benefit of any such positive underlier return of the S&P 500® Index; any positive note performance in such a case will be dependent upon the performance of the sector underliers.  Therefore, you will not participate in any increase in the S&P 500® Index.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

A Decrease in the Level of One Sector Underlier May Offset an Increase in the Level of the Other Sector Underliers

Because the basket performance is the arithmetic average of the underlier returns of all of the sector underliers, a decline in the level of one sector underlier may offset increases in the levels of the other sector underliers.  As a result, the basket performance may be reduced by a decline in one sector underlier, which will have the effect of reducing the amount payable in respect of your notes at maturity.

There May Be Correlation in the Performances of the Underliers

A decrease in the levels of the sector underliers from their initial underlier levels to their final underlier levels will not cause the return on your notes to be negative unless the underlier return of the S&P 500® Index is also negative.  Because the sector underliers track the performance of industry sectors included in the S&P 500® Index, a decrease in one of more of the sector underliers may be indicative of a decline in stocks generally and the S&P 500® Index in particular.  If the basket performance is negative and the underlier return of the S&P 500® Index is negative, the return on your notes will be negative and may be zero.  Similarly, if the basket performance does not exceed a decline in the performance of the S&P 500® Index, the return on your notes will also be negative.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the levels of the underliers;

•                  the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underliers;

•                  the dividend rates of the underlier stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlier stocks, and which may affect the closing levels of the underliers;

•                  interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the underliers based on their historical performances.  The actual performances of the underliers over the life of the offered notes and the cash settlement amount paid on the stated maturity date may bear little or no relation to the historical closing levels of the underliers or to the hypothetical examples shown elsewhere in this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

If the Levels of the Underliers Change, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently than the performance of the underliers. Changes in the levels of the underliers may not result in a comparable change in the market value of your notes. Even if the level of one or more of the sector underliers is greater than its initial underlier level during some portion of the life of the notes, the market value of your notes may not increase in the same manner.  Similarly, even if the level of the S&P 500® Index is greater than or equal to its initial underlier level during some portion of the life of the notes, the market value of your notes may decrease.  We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” and “— A Negative Underlier Return of the S&P 500® Index Will Reduce Your Payment at Maturity on the Notes” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the underliers.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underliers or the stocks underlying the underliers, which we refer to as underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity.   Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the levels of the underliers or the underlier stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the underliers — directly or indirectly by affecting the price of the underlier stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underliers or underlier stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any underlier stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the underliers or underlier stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underliers or underlier stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Underlier Investment Advisor or Sponsors of the Underliers, the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the underlier investment advisor or sponsors of the underliers or the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underliers or underlier stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the underliers or underlier stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the underliers, underlier stocks or other similar securities, which may adversely impact the market for or value of your notes.

The Policies of the Underlier Sponsors and Changes that Affect the Underliers or Underlier Stocks Comprising the Underliers Could Affect the Amount Payable on Your Notes and Their Market Value

The policies of the applicable underlier sponsor concerning the calculation of the level of an underlier, additions, deletions or substitutions of the underlier stocks comprising such underlier, and the manner in which changes affecting the underlier stocks comprising such underlier or their issuers, such as stock dividends, reorganizations or mergers, are, in each case, reflected in the level of such underlier, could affect the level of such underlier and, therefore, the amount payable on the stated maturity date and the market value of your notes before that date.  The amount payable on your notes and their market value could also be affected if an underlier sponsor changes these policies, for example, by changing the manner in which it calculates the level of the underlier, or if an underlier sponsor discontinues or suspends calculation or publication of the level of an underlier, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing levels of the underliers on any averaging date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing levels of the underliers on any averaging date and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlier” and “Specific Terms of Your Notes — Role of Calculation Agent” below.

Each Sector Underlier Is Concentrated in a Certain Sector and Related Sub-Industry

All or substantially all of the stocks that are included in each sector underlier are issued by companies that are classified in a particular sector and related sub-industry. Because the value of the notes is based, in part, on the performance of each sector underlier, an investment in these notes will be concentrated in specific sectors and related sub-industries of the S&P 500® Index. As a result, the value of the notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting these sectors or one of the related sub-industries included in the sector underliers than a different investment linked to securities of a more broadly diversified group of companies.

Except to the Extent The Goldman Sachs Group, Inc. is One of the Companies Whose Common Stock Comprises the S&P 500® Index, and Except to the Extent That We or Our Affiliates May Currently or In the Future Own Securities of the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

The common stock of The Goldman Sachs Group, Inc. is one of the underlier stocks comprising the S&P 500® Index. In addition, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the applicable underlier sponsor or the underlier stock issuers.  We are not otherwise affiliated with the issuers of the underlier stocks or the underlier sponsors.  Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underliers or the underlier stock issuers.  You, as an investor in your notes, should make your own investigation into the underliers and the underlier stock issuers.  See “The Underliers” below for additional information about the underliers.

Neither the underlier sponsors nor the underlier stock issuers are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes.  Thus, neither the underlier sponsors nor the underlier stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.

You Have No Shareholder Rights or Rights to Receive Any Shares of an Underlier or Any Underlier Stock, as Applicable

Investing in your notes will not make you a holder of any shares of an underlier or any of the underlier stocks, as applicable.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier or the underlier stocks or any other rights with respect to the underlier or the underlier stocks, as applicable.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier or any underlier stocks, as applicable.

The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier or the Underlier Stocks, as Applicable

Each underlier sponsor calculates the level of the applicable underlier by reference to the prices of the stocks included in the applicable underlier, which we refer to as underlier stocks, without taking account of the value of dividends paid on those stocks.  Therefore, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in each underlier and received the dividends paid on those stocks.  In addition, the return on your notes will not reflect the return you would realize if you actually owned the SPDR® S&P Bank ETF and received the distributions paid on the shares of such underlier. You will not receive any dividends that may be paid on any underlier or any of the underlier stocks.  See “—You Have No Shareholder Rights or Rights to Receive Any Shares of an Underlier or Any Underlier Stock, as Applicable” above for additional information.

The Policies of the SPDR® S&P Bank ETF’s Investment Advisor, SSGA Funds Management, Inc., and S&P, the Sponsor of the Underlying Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The SPDR® S&P Bank ETF’s investment advisor, SSGA Funds Management, Inc. (“SSGA” or the “underlier investment advisor”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the SPDR® S&P Bank ETF, additions, deletions or substitutions of securities in the SPDR® S&P Bank ETF and the manner in which changes affecting the underlying index are reflected in the SPDR® S&P Bank ETF that could affect the market price of the shares of the SPDR® S&P Bank ETF, and therefore, the amount payable on your notes on the maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the SPDR® S&P Bank ETF, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the SPDR® S&P Bank ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the underlier on any of the averaging dates — and thus the amount payable on the maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the final underlier level and the amount payable on your notes more fully below.

In addition, S&P (the “underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the SPDR® S&P Bank ETF and, therefore, the amount payable on your notes and their market value.

There Are Risks Associated with the SPDR® S&P Bank ETF

Although the SPDR® S&P Bank ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the SPDR® S&P Bank ETF is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlier investment advisor may select up to 20% of the underlier’s assets to be invested in shares of equity securities that are not included in the underlying index.  The SPDR® S&P Bank ETF is also not actively managed and may be affected by a general decline in market segments relating to the underlying index.  The underlier investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  In certain situations or market conditions, the SPDR® S&P Bank ETF may temporarily depart from its normal investment policies and strategies, provided that the alternative is consistent with the SPDR® S&P Bank ETF’s investment objective and is in the best interest of the SPDR® S&P Bank ETF.

The SPDR® S&P Bank ETF and the Underlying Index are Different and the Performance of the SPDR® S&P Bank ETF May Not Correlate with the Performance of the Underlying Index

The SPDR® S&P Bank ETF uses a representative sampling strategy (more fully described under “The Underliers — The Sector Underliers — SPDR® S&P Bank ETF”) to attempt to track the performance of the underlying index. The SPDR® S&P Bank ETF may not hold all or substantially all of the equity securities included in the underlying index and may hold securities or assets not included in the underlying index. Therefore, while the performance of the SPDR® S&P Bank ETF is generally linked to the performance of the underlying index, the performance of the SPDR® S&P Bank ETF is also linked in part to shares of equity securities not included in the underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlier investment advisor.

Imperfect correlation between the SPDR® S&P Bank ETF’s portfolio securities and those in the underlying index, rounding of prices, changes to the underlying index and regulatory requirements may cause tracking error, the divergence of the SPDR® S&P Bank ETF’s performance from that of the underlying index.

In addition, the performance of the SPDR® S&P Bank ETF will reflect additional transaction costs and fees that are not included in the calculation of the underlying index and this may increase the tracking error of the SPDR® S&P Bank ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the SPDR® S&P Bank ETF and the underlying index. Finally, because the shares of the SPDR® S&P Bank ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the SPDR® S&P Bank ETF may differ from the net asset value per share of the SPDR® S&P Bank ETF.

For all of the foregoing reasons, the performance of the SPDR® S&P Bank ETF may not correlate with the performance of the underlying index. Consequently, the return on the notes will not be the same as investing directly in the SPDR® S&P Bank ETF or in the underlying index or in the underlier stocks or in the underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the underlying index.

You Will Have Limited Anti-dilution Protection

GS&Co., as calculation agent for your notes, may adjust the closing level of the SPDR® S&P Bank ETF for certain events that may affect the SPDR® S&P Bank ETF, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments”.  The calculation agent will not be required to make an adjustment for every event that may affect the SPDR® S&P Bank ETF and will have broad discretion to determine whether and to what extent an adjustment is required.

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the SPDR® S&P Bank ETF, There Is No Affiliation Between the Underlier Investment Advisor and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the SPDR® S&P Bank ETF, and, at any time, may hold shares of the SPDR® S&P Bank ETF. Goldman Sachs is not otherwise affiliated with the underlier investment advisor or the underlier stock issuers. We or our affiliates may currently or from time to time in the future engage in business with the underlier investment advisor or the issuers of the underlier stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the SPDR® S&P Bank ETF or any issuer of the underlier stocks. You, as an investor in your notes, should make your own investigation into the SPDR® S&P Bank ETF and the underlier stock issuers.

Neither the underlier investment advisor nor any SPDR® S&P Bank ETF stock issuer are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the underlier investment advisor nor any such issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

Past Performance is No Guide to Future Performance

The actual performance of the underliers over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the historical closing levels of the underliers or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the underliers.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive at Maturity

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining the closing levels of the underliers on any averaging date, which we will use to determine the amount, if any, we will pay on the stated maturity date, anti-dilution adjustments, if applicable, and determining whether to postpone any averaging date or the determination date (and, thus, the stated maturity date) because of a market disruption event or a non-trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of any underlier.  See “Specific Terms of Your Notes — Discontinuance or Modification of an Underlier” below.  The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to GS Finance Corp.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone an Averaging Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on a date that would otherwise be an averaging date, a market disruption event with respect to any underlier has occurred or is continuing or that day is not a trading day with respect to any underlier, such averaging date will be postponed until the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled averaging date, each of the underliers has had at least one trading day on which no market disruption event has occurred or is continuing.  In no case, however, will any averaging date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  Moreover, if the last averaging date is postponed to the last possible day, but the market disruption event has not ceased by that day or that day is not a trading day, that day will nevertheless be the last averaging date.  In such a case, the calculation agent will determine the closing level of the underlier for the determination date based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

As a result of any of the foregoing, the stated maturity date for your notes may also be postponed, as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date”.  In such a case, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date.  Moreover, if the closing level of any underlier is not available on any averaging date because of a market disruption event, a non-trading day or for any other reason (except as described under “Specific

Terms of Your Notes — Discontinuance or Modification of an Underlier” below), in certain circumstances the calculation agent will determine the closing level of such underlier based on its assessment, made in its sole discretion, of the levels of the applicable underlier as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-51 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Summary Information” above. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.” our parent company, refer only to The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries or affiliates, and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, as supplemented by the accompanying prospectus supplement, dated December 22, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc. for Medium-Term Notes, Series E. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the above-referenced accompanying prospectus supplement for Medium-Term Notes, Series E.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

No interest:  we will not pay interest on your notes

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $10,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  anti-dilution provisions will apply to your notes as described under “— Anti-dilution Adjustments” below

•                  a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Sector Underlier, Underlier, Underlier Investment Advisor, Underlying Index, Underlier Sponsor, Underlying Index Sponsor and Underlier Stocks

In this prospectus supplement, when we refer to a sector underlier, we mean one of the sector underliers specified on the front cover page (i.e., the Health Care Select Sector Index, the Technology Select Sector Index, the Consumer Discretionary Select Sector Index and the SPDR® S&P Bank ETF), or any successor underlier, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Underlier” below.  When we refer to the S&P 500® Index, we mean such underlier, or any successor underlier, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Underlier” below. When we refer to underliers with respect to the notes, we mean the sector underliers and the S&P 500® Index, collectively.  When we refer to the underlier investment advisor, we mean the entity, including any successor investment advisor, that manages the SPDR® S&P Bank ETF. When we refer to the underlying index, we mean the index underlying the SPDR® S&P Bank ETF. When we refer to an underlier sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the Health Care Select Sector Index, the Technology Select Sector Index, the Consumer Discretionary Select Sector Index and the S&P® 500 Index as then in effect.  When we refer to an underlying index sponsor as of any time, we mean the entity including any successor sponsor, that determines and publishes the underlying index as then in effect. When we refer to the underlier stocks as of any time, we mean the stocks that comprise the applicable underlier as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The cash settlement amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to:

$1,000 times the sum of (i) one plus (ii) the note performance

The note performance will equal:

•                  if the basket performance is positive and the underlier return of the S&P 500® Index is positive or zero, the basket performance;

•                  if the basket performance is positive, but the underlier return of the S&P 500® Index is negative, the basket performance plus the underlier return of the S&P 500® Index;

•                  if the basket performance is zero or negative and the underlier return of the S&P 500® Index is negative, the underlier return of the S&P 500® Index;

•                  if the basket performance is zero or negative, but the underlier return of the S&P 500® Index is positive, zero; or

•                  if the basket performance is zero or negative and the underlier return of the S&P 500® Index is zero, zero.

The basket performance will equal the arithmetic average of the underlier returns for the four sector underliers.

With respect to each underlier, the underlier return is calculated by subtracting the initial underlier level from the final underlier level and dividing the result by the initial underlier level, with the quotient expressed as a percentage.

With respect to each underlier, the initial underlier level will equal the closing level of the underlier on the trade date.  The final underlier level for each underlier will equal the arithmetic average of the closing levels of such underlier on each of the averaging dates, subject to adjustments as described under “— Anti-dilution Adjustments”, “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of an Underlier” below.

Stated Maturity Date

The stated maturity date is expected to be January 25, 2017, unless that day is not a business day, in which case the stated maturity date will be the next following business day.  If the last averaging date is postponed as described under “— Averaging Dates” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled last averaging date to and including the actual last averaging date.

Determination Date

The determination date for your notes is the last averaging date, expected to be January 20, 2017, subject to adjustment as described under “—Averaging Dates” below.

Averaging Dates

The averaging dates are expected to be January 13, 2017, January 17, 2017, January 18, 2017, January 19, 2017 and January 20, 2017, unless the calculation agent determines that a market disruption event with respect to an underlier occurs or is continuing on such day or such day is not a trading day with respect to an underlier.  In that event, such averaging date will be postponed to the next trading day on which the calculation agent determines that, on or subsequent to such originally scheduled averaging date, each underlier has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each underlier for that averaging date will be determined on or prior to the postponed averaging date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the averaging date may differ from the dates on which the levels of one or more underliers are determined for the purpose of the calculations to be performed on the averaging date.)  If an averaging date is postponed, each subsequent averaging date will be postponed by the same number of scheduled trading days; provided, however, no averaging date will be later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  On such last possible averaging date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the last averaging date.  In such cases, more than one averaging date may occur simultaneously on such last possible day.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event with respect to any underlier occurs or is continuing on a day that would otherwise be an averaging date, or such day is not a trading day, then the applicable averaging date will be postponed as described under “— Averaging Dates” above.  As a result of any of the foregoing, the stated maturity date for your notes may also be postponed, as described under “— Stated Maturity Date” above.  If any averaging date is postponed due to a market disruption event or non-trading day with respect to one or more underliers, the closing levels of the underliers for any postponed averaging date will be calculated based on (i) with respect to each of the underliers that is not affected by the market disruption event or non-trading day, if any, the closing level on the originally scheduled averaging date with respect to each such underlier, if any, (ii) with respect to each of the underliers that is affected by the market disruption event or non-trading day, the closing level on the first trading day following the originally scheduled averaging date on which no market disruption event exists for that underlier, and (iii) the calculation agent’s assessment, in its sole discretion, of the closing level of each underlier on the last possible postponed averaging date with respect to each underlier as to which a market disruption event or non-trading day continues through the last possible postponed averaging date.  As a result, this could result in the closing level of differing underliers being determined on different calendar dates.  For the avoidance of doubt, once the closing level for one or more underliers is determined for an averaging date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or Modification of an Underlier

If, with respect to the Health Care Select Sector Index, the Technology Select Sector Index, the Consumer Discretionary Select Sector Index or the S&P 500® Index, the underlier sponsor discontinues publication of such underlier and such underlier sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable underlier, then the calculation agent will determine the cash settlement amount on the maturity date by reference to the substitute index.  We refer to any substitute index approved by the calculation agent as a successor underlier.

If the calculation agent determines that, with respect to the Health Care Select Sector Index, the Technology Select Sector Index, the Consumer Discretionary Select Sector Index or the S&P 500® Index, publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the cash settlement amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If, with respect to the Health Care Select Sector Index, the Technology Select Sector Index, the Consumer Discretionary Select Sector Index or the S&P 500® Index, the calculation agent determines that an underlier, the underlier stocks comprising an underlier or the method of calculating an underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the applicable underlier stocks, and whether the change is made by the applicable underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the applicable underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the applicable underlier by the applicable underlier sponsor pursuant to the then current underlier methodology of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in the applicable underlier or the method of its calculation as it believes are appropriate to ensure that the levels of the underliers used to determine the cash settlement amount on the stated maturity date is equitable.

If, with respect to the SPDR® S&P Bank ETF, such underlier is delisted from the exchange on which the underlier has its primary listing and the underlier investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier, then the calculation agent will determine the cash settlement amount on the stated maturity date by reference to the substitute underlier.  We refer to any substitute underlier approved by the calculation agent as a successor underlier.

If the calculation agent determines that, with respect to SPDR® S&P Bank ETF, such underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the cash settlement amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that the SPDR® S&P Bank ETF, the stocks comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the underlier or of the underlier stocks and whether the change is made by the index fund investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier investment advisor pursuant to the then-current underlier methodology of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the levels of the underlier used to determine the cash settlement amount on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion.  The calculation agent is not obligated to make any such adjustments.

Anti-dilution Adjustments

The calculation agent, in good faith, will have discretion to adjust the closing level of the SPDR® S&P Bank ETF if certain events occur (including those described above under “— Discontinuance or Modification of an Underlier”).  Exchange traded funds are registered investment companies that are eligible for trading on the exchanges on which they are listed.  Generally, exchange traded funds are subject to regulation under the Investment Company Act of 1940 and are restricted in their activities and have dividend requirements.  In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of the SPDR® S&P Bank ETF or any other term.  The calculation agent shall have no obligation to make an adjustment for any such event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the underliers, the successor underliers, business days, trading days, each underlier return, the basket performance, each final underlier level, anti-dilution adjustments, the stated maturity date, the averaging dates, the note performance, the cash settlement amount on your notes at maturity and any other determination as applicable or specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 19 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to the Health Care Select Sector Index, the Technology Select Sector Index, the Consumer Discretionary Select Sector Index or the S&P 500® Index, we mean a day on which (i) the respective principal securities markets for all of the underlier stocks that comprise such underlier are open for trading, (ii) the underlier sponsor for such underlier is open for business and (iii) such underlier is calculated and published by the applicable underlier sponsor.

When we refer to a trading day with respect to the SPDR® S&P Bank ETF, we mean a day on which the exchange on which such underlier has its primary listing is open for trading and the price of one share of the underlier is quoted by the exchange on which such underlier has its primary listing.

Closing Level

With respect to the Health Care Select Sector Index, the Technology Select Sector Index, the Consumer Discretionary Select Sector Index or the S&P 500® Index, the closing level on any trading day will be the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier.

When we refer to the closing level of the SPDR® S&P Bank ETF on any trading day, we mean the closing sale price or last reported sale price, regular way, for such underlier, on a per-share or other unit basis:

•                  on the principal national securities exchange on which the underlier is listed for trading on that day, or

•                  if the underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that underlier.

If the SPDR® S&P Bank ETF is not listed or traded as described above, then the closing level for such underlier on any day will be the average, as determined by the calculation agent, of the bid prices for the underlier obtained from as many dealers in that underlier selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event with respect to the Health Care Select Sector Index, the Technology Select Sector Index, the Consumer Discretionary Select Sector Index or the S&P 500® Index:

•                  a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the applicable underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the applicable underlier or to underlier stocks constituting 20% or more, by weight, of the applicable underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  underlier stocks constituting 20% or more, by weight, of the applicable underlier, or option or futures contracts, if available, relating to the applicable underlier or to underlier stocks constituting 20% or more, by weight, of the applicable underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes.  For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events with respect to an underlier:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in option or futures contracts relating to the applicable underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts, if available, relating to any underlier or any underlier stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to any underlier or any underlier stock in the primary market for that stock or those contracts, by reason of:

•                  a price change exceeding limits set by that market, or

•                  an imbalance of orders relating to that underlier stock or those contracts, or

•                  a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

With respect to any given trading day, any of the following will be a market disruption event with respect to the SPDR® S&P Bank ETF:

•                  a suspension, absence or material limitation of trading in the underlier on its primary market for more than two consecutive hours of trading or during the one half-hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  a suspension, absence or material limitation of trading in option or futures contracts relating to the underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  the underlier does not trade on what was the primary market for the underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in option or futures contracts relating to the underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of the underlier are traded, or on which option or futures contracts, if available, relating to the underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the underlier or in option or futures contracts, if available, relating to the underlier in the primary market for that underlier or those contracts, by reason of:

•                  a price change exceeding limits set by that market,

•                  an imbalance of orders relating to the shares of the underlier or those contracts, or

•                  a disparity in bid and ask quotes relating to the shares of the underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of the underlier or those contracts in that market.

A market disruption event with respect to one or more of the underliers will not, by itself, constitute a market disruption event for the remaining unaffected underliers.

As is the case throughout this prospectus supplement, references to an underlier in this description of market disruption events includes the applicable underlier and any successor underlier, as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We intend to lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and other instruments linked to the underliers on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into in connection with the offered notes and perhaps in connection with other underlier-linked notes we issue, some of which may have returns linked to the underliers or the underlier stocks.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underliers or some or all of the underlier stocks,

•                  may take or dispose of positions in the SPDR® S&P Bank ETF or securities of the underlier stock issuers themselves,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on underliers designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•                  may take short positions in the SPDR® S&P Bank ETF or underlier stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underliers or the underlier stocks. We expect these steps to involve sales of instruments linked to the underliers on or shortly before the any averaging date. These steps may also involve sales and/or purchases of the SPDR® S&P Bank ETF, some or all of the underlier stocks, or listed or over-the-counter options, futures or other instruments linked to the underliers, some or all of the underlier stocks or indices designed to track the performance designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE UNDERLIERS

The Health Care Select Sector Index, the Technology Select Sector Index and the Consumer Discretionary Select Sector Index

The Health Care Select Sector Index (Bloomberg symbol, “IXV Index”), the Technology Select Sector Index (Bloomberg symbol, “IXT Index”) and the Consumer Discretionary Select Sector Index (Bloomberg symbol, “IXY Index”), are collectively referred to herein as the sector underliers.  The sector underliers are comprised of the constituents of the S&P 500® Index that have an industry sector assignment in the sector relevant to the particular index.  The sector underliers and the S&P 500® Index are calculated, maintained and published by S&P Dow Jones Indices (“S&P”). Additional information is available on the following website: http://us.spindices.com/. We have obtained all information about the sector underliers and the S&P 500® Index from the S&P website without independent verification. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

Each company in the S&P 500® Index is classified by S&P based on the Global Industry Classification Standard, or GICS, methodology, subject to consultation with the index compilation agent.  S&P, in conjunction with the index compilation agent, assigns the constituents to the sector underliers based on each constituent’s assignment under the GICS methodology.  The GICS methodology and classification assignments are jointly maintained by S&P and MSCI Inc. (“MSCI”), which is another index sponsor or index provider.  GICS was jointly developed by S&P and MSCI in 1999 and is intended to provide a consistent set of global sector and industry definitions. However, the GICS methodology is not used by all index sponsors, so comparisons between sector underliers maintained by differing index sponsors may not be valid.

The GICS classifies companies into four levels of detail: 10 sectors, 24 industry groups, 67 industries and 156 sub-industries. The GICS methodology assigns each company, according to the definition of that company’s principal business activity, to a sub-industry, and then to a corresponding industry, industry group and sector. In the GICS methodology, revenues are a key measure of a company’s business activity, though earnings and market perception are also recognized as important and relevant information for classification purposes and are taken into account during the review process.  A company’s industry classification is reviewed no less frequently than annually, and companies are under constant surveillance for corporate actions. The GICS methodology itself is reviewed annually for changes or additions to the four classification levels.

When creating the sector underliers, S&P divides the 500 companies included in the S&P 500® Index into the ten GICS sectors: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities.  There are eleven S&P sector underliers. The majority of the Select Sector Indexes align in their membership with the GICS sectors, with the below exceptions. The Financial Services Select Sector Index includes companies in the Financial sector, excluding constituents of the Real Estate Industry group, but including mortgage REITs. The Real Estate Select Sector Index includes companies in the GICS Real Estate Industry Group, excluding mortgage REITs. Companies having Technology and Telecommunications GICS sector assignments are consolidated by S&P into the Technology Select Sector Index. The Health Care Select Sector Index includes companies in the health care equipment & services and the pharmaceuticals, biotechnology & life sciences industry groups; the Technology Select Sector Index includes companies in the software & services, technology hardware & equipment, semi-conductors & semiconductor equipment and telecommunication services industry groups; and the Consumer Discretionary Select Sector Index includes companies in the automobiles & components, consumer durables & apparel, consumer services, media and retailing industry groups.

As of January 4, 2016, the top ten constituents of each of the sector underliers and their relative weight therein were as follows:

Health Care Select Sector Index		Technology Select Sector Index		Consumer Discretionary Select Sector Index

Stock	Weight	Stock	Weight	Stock	Weight

Johnson & Johnson	10.39%	Apple Inc	14.35%	Amazon.com Inc	10.80%

Pfizer Inc.	7.37%	Microsoft Corp	10.70%	Home Depot Inc	7.33%

Merck & Co., Inc.	5.48%	Facebook Inc	5.67%	Walt Disney Co	6.91%

Gilead Sciences, Inc.	5.28%	Alphabet Inc	5.41%	Comcast Corp	5.99%

Amgen Inc.	4.46%	Alphabet Inc	5.39%	McDonald’s Corp	4.76%

Bristol-Myers Squibb Co	4.20%	AT&T Inc	5.16%	Starbucks Corp	3.82%

UnitedHealth Group Inc	4.18%	Verizon Communications Inc	4.59%	Nike Inc	3.66%

Medtronic PLC	4.00%	Visa Inc	3.60%	Lowe’s Companies Inc	3.04%

Celgene Corp	3.45%	Intel Corp	3.34%	Priceline Group Inc	2.74%

Eli Lilly and Co	3.02%	Cisco Systems Inc	3.28%	Ford Motor Co	2.40%

S&P rebalances the index quarterly after the close of business on the second to last calculation day of March, June, September and December by reference to the date that is two business days prior to the last calculation day of March, June, September and December.  Each company is first weighted using S&P’s modified market capitalization methodology.  Then, the sector underlier is evaluated by S&P based on its constituents’ modified market capitalization weights to ensure the index does not breach the maximum allowable limits described below. If the index breaches any of the allowable limits, the constituents are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date.

If any company has a weight greater than 24%, S&P caps that company’s float-adjusted market capitalization weight at 23%. S&P sets the cap to 23% to allow for a 2% buffer to ensure that no stock exceeds 25%.  S&P redistributes all excess weight equally to all uncapped stocks within the index.  After this redistribution, if the float-adjusted market capitalization weight of any other stock(s) then breaches 23%, S&P repeats the process iteratively until no stock breaches the 23% weight cap.  The sum of the stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. If the rule in the preceding sentence is breached, then S&P ranks all the stocks in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. S&P then reduces the weight of that stock to 4.6%.  S&P then redistributes the excess weight equally to all stocks with weights below 4.6% and repeats the process is repeated iteratively until the 50% test above is satisfied.  As part of the rebalancing process, S&P assigns index share amounts to each constituent stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each stock at the rebalancing differs somewhat from these weights due to market movements.  If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the sector underlier conforms to all diversification requirements.

Except for the rebalancing process described above and the consultation with the index compilation agent in connection with the sector assignments, the sector underliers are calculated and maintained on the same basis as the S&P 500® Index, which is described below.

The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P Dow Jones Indices LLC (“S&P”) chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies may be represented by multiple share class lines in the index.  The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: http://us.spindices.com/indices/equity/sp-500 and http://www.spdji.com/. We are not incorporating by reference the websites or any material they include in this prospectus supplement.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $5.3 billion or more (for a company with multiple share class lines, eligibility is based on the total market capitalization of the company, including all publicly listed and unlisted share class lines, if applicable; for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded in the proposed constituent to float-adjusted market capitalization of that company should be 1.00 or greater and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date (for companies with multiple share classes, each listed share class line is viewed independently to determine if it meets the liquidity criteria); the company must be a U.S. company (characterized as a Form 10-K filer, a company whose U.S. portion of fixed assets and revenues constitutes a plurality of the total, a company with a primary listing of the common stock on the NYSE (including NYSE Arca and NYSE MKT), the NASDAQ Global Select Market, the NASDAQ Select Market or the NASDAQ Capital Market and a corporate governance structure consistent with U.S. practice); the proposed constituent has a public float of 50% or more of its stock; the inclusion of the company will contribute to sector balance in the index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ as-reported earnings should be positive as should the most recent quarter and balance sheet leverage should be operationally justifiable for the proposed constituent’s industry peers and business model); and, for IPOs, a seasoning period of six to twelve months. Certain types of securities are always excluded, including business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights, American depositary receipts (ADRs), American depositary shares (ADSs) and master limited partnership investment trust units. Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

Effective with the September 2015 rebalancing, all publicly listed multiple share class lines will be included separately in the S&P 500® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the S&P 500® Index  while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of December 28, 2015, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.89%), Consumer Staples (10.00%), Energy (6.48%), Financials (16.47%), Health Care (15.08%), Industrials (10.04%), Information Technology (20.83%), Materials (2.77%), Telecommunication Services (2.44%) and Utilities (2.99%). (Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

Calculation of the S&P 500® Index

The S&P 500® Index is calculated using a base-weighted aggregative methodology. The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P 500® Index .

The S&P 500® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P 500® Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.

In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors, private equity, venture capital, special equity firms, publicly traded companies that hold shares for control in another company, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (except government retirement or pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings (collectively, “control holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds, mutual funds, exchange traded fund providers, 401(k) plans of the company, government retirement and pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations, savings plans and investment plans) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations.

The exclusion is accomplished by calculating an Investable Weight Factor (IWF) for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by control holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the S&P 500® Index

In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500® Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, and whether the change represents 5% or more of  the total share count (for companies with multiple share class lines, the 5% threshold is based on each individual share class line rather than total company shares). Changes as a result of mergers or acquisitions are made as soon as reasonably possible. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below. Changes in a constituent’s total shares of 5% or more due to public offerings (which must be underwritten, have a publicly available prospectus or prospectus summary filed with the Securities and Exchange Commission and include a public confirmation that the offering has been completed), tender offers, Dutch auctions or exchange offers are implemented as soon as reasonably possible. Other changes of 5% or more are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. For changes of less than 5%, on the third Friday of the last month in each calendar quarter, S&P updates the share totals of companies in the S&P 500® Index as required by any changes in the number of shares outstanding. S&P implements a share freeze the week leading up to the effective date of the quarterly share count updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the share count totals are updated, the divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed by S&P on a weekly basis, and when appropriate, an immediate adjustment is made to the divisor.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. Several types of corporate actions, and their related adjustments, are listed in the table below.

Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?

Stock split	Yes – share count is revised to reflect new count.	No – share count and price changes are off-setting
Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count.	Yes – divisor adjustment reflects change in market capitalization
Spin-off if spun-off company is not being added to the S&P 500® Index	No	Yes – divisor adjustment reflects decline in index market value (i.e. value of the spun-off unit)
Spin-off if spun-off company is being added to the S&P 500® Index and no company is being removed	No	No
Spin-off if spun-off company is being added to the S&P 500® Index and another company is being removed	No	Yes – divisor adjustment reflects deletion
Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value
Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Company added to or deleted from the S&P 500® Index	No	Yes – divisor is adjusted by the net change in market value, calculated as the shares issued multiplied by the price paid
Rights Offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed)

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P 500® Index under certain limited circumstances.  S&P may recalculate and republish the S&P 500® Index if it determines that the S&P 500® Index is incorrect or inconsistent within two trading days of the publication of the index level because of an incorrect or revised closing price, missed corporate event, late announcement of a corporate event, incorrect application of corporate action or index methodology or for such other extraordinary circumstances that the S&P Index Committee determines is necessary to reduce or avoid a possible market impact or disruption.

Calculations and Pricing Disruptions

Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. If there is a failure or interruption on one or more exchanges, real time calculations switch to the “Composite Tape” for all securities listed on the affected exchange and an announcement is published on the S&P Dow Jones Indices website at www.spdji.com. If the interruption is not resolved before the market close and the exchange(s) in question publishes a list of closing prices, those prices are used. If no list is published, the last trade as of 4 p.m. Eastern Time on the “Composite Tape” is used (or the previous close adjusted for corporate actions if no intraday trades were reported). A notice is published on the S&P website at www.spdji.com indicating any changes to the prices used in S&P 500® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.

Unscheduled Market Closures

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the S&P 500® Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. If the exchange fails to open due to unforeseen circumstances, S&P treats this closure as a standard market holiday. The S&P 500® Index will use the prior day’s closing prices and shifts any corporate actions to the following business day. If all exchanges fail to open or in other extreme circumstances, S&P may determine not to publish the S&P 500® Index for that day.

License Agreement between S&P and GS Finance Corp.

The S&P 500® Index, the Select Sector Health Care Index, the Select Sector Technology Index and the Select Sector Consumer Discretionary Index (each, an “Index”) are a product of S&P Dow Jones Indices LLC, and have been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of any Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. Each Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating any Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on any Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF ANY INDEX OR ANY DATA RELATED THERETO OR

ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF ANY INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The SPDR® S&P Bank ETF

The shares of the SPDR® S&P Bank ETF (the “ETF”) are issued by the SPDR® Series Trust (the “trust”), a registered investment company.  The ETF seeks investment results that, before fees and expenses, correspond generally to the total return performance of the S&P Banks Select Industry Index.  The ETF trades on the NYSE Arca under the ticker symbol “KBE”.  SSGA Funds Management, Inc. (“SSGA”) currently serves as the investment advisor to the ETF. We obtained the following information in this section, including fee information, from the SPDR® website and the reports referenced below, in each case, without independent verification.

SSGA is entitled to receive a management fee from the ETF based on a percentage of the ETF’s average daily net assets at an annual rate of 0.35% of the average daily net assets of the ETF.  From time to time, SSGA may waive all or a portion of its fee, although it does not currently intend to do so.  In addition, the ETF has adopted a Distribution and Service Plan pursuant to which payments of up to 0.25% of the ETF’s average daily net assets may be made.  However, the ETF’s board of trustees (the “board”) has determined that no such 12b-1 fee payments will be made through at least October 31, 2016.  SSGA pays all expenses of the ETF other than the management fee, any distribution fee pursuant to the Distribution and Service Plan, brokerage expenses, taxes, interest, fees and expenses of the independent trustees (including any trustee’s counsel fees), litigation expenses, acquired fund fees and expenses and other extraordinary expenses.  As of January 4, 2016, the expense ratio of the ETF was 0.35% per annum.

For additional information regarding the trust or SSGA, please consult the reports (including the Annual Report to Shareholders on Form N-CSR for the fiscal year ended June 30, 2015) and other information the trust files with the SEC.  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® website at https://www.spdrs.com/product/fund.seam?ticker=KBE.  We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P Banks Select Industry Index (the “index”). Prior to October 24, 2011, the ETF’s investment strategy sought to track the total return performance of an index different from the S&P Banks Select Industry Index. Performance of the ETF prior to October 24, 2011 is therefore based on the ETF’s investment strategy to track the prior index, the KBW Bank Index.

The ETF uses a representative sampling strategy to try to achieve its investment objective, which means that the ETF is not required to purchase all of the securities represented in the index. Instead, the ETF may purchase a subset of the securities in the index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the index.  Under normal market conditions, the ETF generally invests substantially all, but at least 80%, of its total assets in the securities comprising the index.  The ETF will provide shareholders with at least 60 days’ notice prior to any material change in this 80% investment policy.  In addition, the ETF may invest in equity securities not included in the index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA).

In certain situations or market conditions, the ETF may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the ETF’s investment objective and is in the best interest of the ETF.  For example, the ETF may make larger than normal investments in derivatives to maintain exposure to the index if it is unable to invest directly in a component security.

The board may change the ETF’s investment strategy, index and other policies without shareholder approval.  The board may also change the ETF’s investment objective without shareholder approval.  However, the ETF will provide shareholders with at least 60 days’ notice prior to changing the underlying index.

The ETF’s Holdings and Industrial Sector Classifications

The ETF holds stocks of companies in the banks industry group of the S&P Total Market Index.  As of December 31, 2015, the ETF held stocks of companies in the following sub-industries (with their corresponding weights in the ETF): regional banks (70.42%); diversified banks (15.15%); thrifts and mortgage finance (6.69%); asset management and custody banks (5.08%); other diversified financial services (2.48%) and unassigned (0.17%).

As of December 31, 2015, the top ten constituents of the ETF and their relative weights in the ETF were as follows: KeyCorp (2.58%), JPMorgan Chase & Co. (2.57%), PNC Financial Services Group Inc. (2.57%), BB&T Corporation (2.56%), Northern Trust Corporation (2.56%), Citizens Financial Group Inc. (2.55%), Huntington Bancshares Incorporated (2.55%), Regions Financial Corporation (2.55%), SunTrust Banks Inc. (2.55%) and Fifth Third Bancorp (2.54%).

Correlation

Although SSGA seeks to track the performance of the index as closely as possible (i.e., achieve a high degree of correlation with the index), the ETF’s return may not match or achieve a high degree of correlation with the return of the index due to, among other things, operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.  For example, SSGA anticipates that it may take several business days for additions and deletions to the index to be reflected in the ETF’s portfolio composition.

As of September 30, 2015, the SPDR® website gave the following performance figures for the market value return of the ETF’s shares (which is based on the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the ETF are listed for trading, as of the time that the ETF’s NAV is calculated, and is before tax) and the index return (in each case on an annualized basis):

Period	1 year	3 years	5 years	Since ETF inception*
ETF’s shares	6.01%	14.18%	9.50%	-1.76%
Index	6.28%	14.58%	N/A	N/A

*November 8, 2005.

Industry Concentration Policy

The ETF’s assets will generally be concentrated in an industry or sector to the extent that the index concentrates in a particular industry or sector. By focusing its investments in a particular industry or sector, financial, economic, business and other developments affecting issuers in that industry or sector will have a greater effect on the ETF than if it had not focused its assets in that industry or sector, which may increase the volatility of the ETF. Any such investment focus may also limit the liquidity of the ETF. In addition, investors may buy or sell substantial amounts of shares of the ETF in response to factors affecting or expected to affect an industry or sector in which the ETF focuses its investments, resulting in extreme inflows or outflows of cash into and out of the ETF.

Share Prices and the Secondary Market

The trading prices of shares of the ETF will fluctuate continuously throughout trading hours based on market supply and demand rather than the ETF’s net asset value, which is calculated at the end of each business day. The trading prices of the ETF’s shares may differ (and may deviate significantly during periods of market volatility) from the ETF’s daily net asset value. The indicative optimized portfolio value (“IOPV”) of the shares of the ETF is disseminated every fifteen seconds throughout the trading day by NYSE Arca. The IOPV calculations are based on estimates of the value of the ETF’s net asset value per share using market data converted into U.S. dollars at the current currency rates and is based on quotes and closing prices from the securities’ local market and may not reflect events that occur subsequent to the local market’s close.  Premiums and discounts between the IOPV and the market price may occur.  This should not be viewed as a “real-time” update of the net asset value per share of the ETF, which is calculated only once a day.  In addition, the issuance or redemption of ETF shares to or from certain institutional investors, which are done only in large blocks of at least 50,000, may cause temporary dislocations in the market price of the shares.

The Underlying Index

The S&P Banks Select Industry Index (Bloomberg symbol, “SPSIBK Index”) is managed by S&P Dow Jones Indices LLC (“S&P”) and is an equal-weighted index that is designed to measure the performance of stocks in the S&P Total Market Index that are classified under the Global Industry Classification Standard (“GICS®”) in the asset management & custody banks, diversified banks, regional banks, other diversified financial services and thrifts & mortgage finance sub-industries. The S&P Total Market Index tracks all U.S. common stocks listed on the NYSE (including NYSE Arca), the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. The index is one of the 25 sub-industry sector underliers S&P maintains that are derived from a portion of the stocks comprising the S&P Total Market Index. An equal-weighted index is one where every stock has the same weight in the index. As such, the index must be rebalanced from time to time to re-establish the proper weighting.

Eligibility for Inclusion in the Index

Selection for the index is based on a company’s GICS® classification, as well as liquidity and market capitalization requirements. In addition, only U.S. companies are eligible for inclusion in the index. GICS® classifications are determined by S&P using criteria it has selected or developed. Index and classification system sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed only in one sector. As a result, sector comparisons between indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

To be eligible for inclusion in the index, stocks must be in the S&P Total Market Index and satisfy the following combined size and liquidity criteria: a float-adjusted market capitalization above $2 billion with a float-adjusted liquidity ratio above 100%. The float-adjusted liquidity ratio is defined as the dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index’s rebalancing reference date.

All companies in the related GICS® sub-industry satisfying the above requirements are included in the index and the total number of companies in the index should be at least 35. If there are fewer than 35 companies selected for the index using the eligible primary sub-industries (the “primary companies”), the index will select companies for inclusion from a supplementary list of highly correlated sub-industries (the “supplementary companies”). Companies from the supplementary sub-industries will be selected by the following process: (1) all eligible primary companies will be added to the index; (2) if there are 35 or more eligible primary companies, then any supplementary companies currently in the index will be deleted; (3) if after step 1 there are less than 35 eligible primary companies, then supplementary companies meeting the relevant market capitalization and liquidity thresholds will be added in order of their float-adjusted market capitalization from largest to smallest until the minimum constituent count of 35 companies is met; and (4) a buffer will be applied in step 3 such that a supplementary company being added must have a float-adjusted market cap greater than 1.2 times (or 20% higher than) the supplementary company it is replacing. This buffer will be evaluated on each supplementary company addition relative to the current supplementary company it is replacing. If there are still fewer than 35 companies in the index, the market capitalization requirements may be relaxed to reach at least 22 companies.

With respect to liquidity, the length of time to evaluate liquidity is reduced to the available trading period for companies that recently became public or companies that were spun-off from other companies, the stocks of which therefore do not have 12 months of trading history.

Current Composition of the Index

As of December 31, 2015, the index was comprised of the stocks of 62 companies. The index comprises stocks in the S&P Total Market Index that are classified in the GICS® asset management & custody banks, diversified banks, regional banks, other diversified financial services and thrifts & mortgage finance sub-industries.

As of December 31, 2015, the top ten constituents of the index and their relative weights in the index were as follows: KeyCorp (2.58%), PNC Financial Services Group Inc. (2.58%), JPMorgan Chase & Co.  (2.57%), Northern Trust Corporation (2.57%), BB&T Corporation (2.56%), Regions Financial Corporation (2.56%), SunTrust Banks Inc. (2.56%), Citizens Financial Group Inc. (2.55%), Fifth Third Bancorp (2.55%) and Huntington Bancshares Incorporated Bancorp (2.55%).

Calculation of the Index

The index is calculated as the index market value divided by the divisor. Given the index is an equal-weighted index, the market capitalization of each stock used in the calculation of the index market value is redefined so that each stock has an equal weight in the index on each rebalancing date. The adjusted market capitalization for each stock in the index is calculated as the product of the stock price, the number of shares outstanding, the stock’s float factor and the adjustment factor.

A stock’s float factor refers to the number of shares outstanding that are available to investors. S&P indices exclude shares closely held by control groups from the index calculation because such shares are not available to investors. For each stock, S&P calculates an Investable Weight Factor (IWF) which is the percentage of total shares outstanding that are included in the index calculation.

The adjustment factor for each stock is assigned at each rebalancing date and is calculated by dividing a specific constant set for the purpose of deriving the adjustment factor (often referred to as modified index shares) by the number of stocks in the index multiplied by the float adjusted market value of such stock on such rebalancing date.

Adjustments are also made to ensure that no stocks in the index will have a weight that exceeds the value that can be traded in a single day for a theoretical portfolio of $2 billion. The maximum basket liquidity weight for each stock in the index will be calculated using the ratio of its three-month mean daily value traded to a theoretical portfolio value of $2 billion. Each stock’s weight in the index is then compared to its maximum basket liquidity weight and is set to the lesser of (1) its maximum basket liquidity weight or (2) its initial equal weight. All excess weight is redistributed across the index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the index has a weight greater than 4.5%. No further adjustments are made if the latter step would force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. If the index contains exactly 22 companies as of the rebalancing effective date, the index will be equally weighted without basket liquidity constraints.

If a company has more than one share class line in the S&P Total Market Index, such company will be represented once by the primary listing (generally the most liquid share line). In the event that a company issues a secondary share class to the index share class holders by means of a mandatory distribution, the newly issued share class line will be added to the index on the distribution ex-date, provided that the distributed class is not considered to be de minimis. Both share class lines will then remain in the index until the next rebalancing, at which time only the primary share class line will be considered for continued inclusion.

The index is calculated by using the divisor methodology used in all S&P equity indices. The initial divisor was set to have a base value of 1,000 on June 20, 2003. The index level is the index market value divided by the index divisor. In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing. Therefore, the divisor (after rebalancing) equals the index market value (after rebalancing) divided by the index value before rebalancing. The divisor keeps the index comparable over time and is one manipulation point for adjustments to the index, which we refer to as maintenance of the index.

Maintenance of the Index

The composition of the index is reviewed quarterly. Rebalancing occurs after the closing of the relevant U.S. trading markets on the third Friday of the month ending that quarter. The reference date for additions and deletions is after the closing of the last trading day of the previous month. Existing companies in the index are removed at the quarterly rebalancing if either their float-adjusted capitalization falls below $1 billion or their float-adjusted liquidity ratio falls below 50%. A company will also be deleted from the index if the S&P Total Market Index deletes that company. Companies are added between rebalancings only if a company deletion causes the number of companies in the index to fall below 22. The newly added company will be added to the index at the weight of the deleted company. If the stock was deleted at $0.00, the newly added stock will be added at the deleted stock’s previous day’s closing value (or the most immediate prior business day that the deleted stock was not valued at $0.00) and an adjustment to the divisor will be made. At the next rebalancing, the index will be rebalanced based on the eligibility requirements and equal-weight methodology discussed above. In the case of GICS® changes, where a company does not belong to the banking sub-industry or another qualifying sub-industry after the classification change, it is removed from the index on the next rebalancing date. In the case of a spin-off, the spin-off company will be added to the index at a zero price after the close of the trading on the day before the ex-date. In general and subject to certain exceptions, both the parent company and spin-off companies will remain in the index until the next index rebalancing.

Adjustments are made to the index in the event of certain corporate actions relating to the stocks included in the index, such as spin-offs, rights offerings, stock splits and special dividends, as specified below.

The table below summarizes the types of index maintenance adjustments:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Spin-Off

In general and subject to certain
exceptions, both the parent company and spin-off companies will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index.

No

Rights Offering	Price is adjusted to equal (i) price of parent company minus (ii) price of rights subscription divided by the rights ratio.	No

Stock split (e.g., 2-for-1), stock dividend or reverse stock split	Index shares multiplied by split factor (i.e., 2); stock price divided by split factor (i.e., 2)	No

Share issuance or share repurchase	None	No

Special dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Unscheduled Market Closures

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the stocks in the index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the index. If an exchange for a stock fails to open due to unforeseen circumstances, S&P will use the prior day’s closing prices for such stock. If all exchanges fail to open, S&P may determine not to publish the index for that day.

“SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC. The offered notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates, and neither S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in the offered notes.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of any underlier as an indication of the future performance of the underliers.  We cannot give you any assurance that the future performance of the underliers or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers.  The actual performance of the underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each index from January 5, 2006 through January 5, 2016.  The graphs are for illustrative purposes only. We obtained the closing levels listed in the tables and shown in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the Underliers

The following graph shows the performance of each of the underliers as well as the composite of the four sector underliers from January 5, 2006 through January 5, 2016.  The graph is based on the closing levels of the underliers for the period from January 5, 2006 through January 5, 2016.  The closing levels have been normalized such that the graph shows the percentage change in the underliers and the composite of the sector underliers over that term as compared to the respective closing levels of the underliers on January 5, 2006.  The actual performance of the underliers and the composite of the sector underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.  You should not take the historical performance of the underliers as an indication of the future performance of the underliers or the correlation (if any) between the levels of the underliers.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax exempt organization;

•                  a partnership;

•                  a regulated investment company;

•                  a common trust fund;

•                  a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•                  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as a capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Although unlikely, it is also possible that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there will be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any dividends are paid with respect to the ETF or any stocks included in the sector indices during the term of the notes. We could also require you to make certifications prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally apply to any payment made on or after January 1, 2017 with respect to any 871(m) financial instrument issued on or after January 1, 2017. Based upon this effective date, these regulations will not apply to the notes. You should consult your tax advisor concerning these regulations or subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes (including payment at maturity) made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests.  Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. expects to agree to sell to GS&Co., and GS&Co. expects to agree to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of      % of the face amount.  Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of      % of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount set forth on the front cover page of this prospectus supplement from GS&Co.

In the future, GS&Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on January 13, 2016, which is expected to be the third scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

GS&Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) or the FIEA. The offered notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This prospectus supplement, along with the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 274A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the offered notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Conflicts of Interest

GS& Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement the accompanying prospectus is current only as of the respective dates of such documents.

		$ GS Finance Corp. Underlier-Linked Relative Performance Notes due guaranteed by The Goldman Sachs Group., Inc. Goldman, Sachs & Co. JPMorgan Placement Agent
Summary Information	S-3
Hypothetical Examples	S-7
Additional Risk Factors Specific to Your Notes	S-14
Specific Terms of Your Notes	S-25
Use of Proceeds	S-34
Hedging	S-34
The Underliers	S-35
Supplemental Discussion of Federal Income Tax Consequences	S-51
Employee Retirement Income Security Act	S-55
Supplemental Plan of Distribution	S-56
Conflicts of Interest	S-58

Prospectus Supplement dated December 22, 2015
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-16
United States Taxation	S-17
Employee Retirement Income Security Act	S-18
Supplemental Plan of Distribution	S-19
Validity of the Notes and Guarantees	S-19

Prospectus dated December 22, 2015

Available Information	2
Prospectus Summary	3
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	6
Use of Proceeds	7
Description of Debt Securities We May Offer	8
Description of Warrants We May Offer	35
Description of Units We May Offer	47
GS Finance Corp.	51
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Floating Rate Debt Securities	57
Considerations Relating to Indexed Securities	58
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	61
United States Taxation	64
Plan of Distribution	76
Conflicts of Interest	78
Employee Retirement Income Security Act	78
Validity of the Securities and Guarantees	79
Experts	79
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	79
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	79